Exhibit 3.1

STATE OF MINNESOTA SECRETARY OF STATE AMENDMENT OF ARTICLES OF INCORPORATION

READ THE INSTRUCTIONS BEFORE COMPLETING THIS FORM

1.       Type or print in black ink.
2.       There Is a $35.00 fee payable to the MN Secretary of State,
3.       Return Completed Amendment Form and Fee to the address listed on the bottom of the form.

CORPORATE NAME; (List the name of the company prior to any desired name change) Nature Vision, Inc.

This amendment is effective on the day it is filed with the Secretary of State, unless you indicate another date, no later than 30 days after filing with the Secretary of State. Format (mm/dd/yyyy)

The following amendment(s) to articles regulating the above corporation were adopted: (Insert full text of newly amended article(s) indicating which article(s) is (are) being amended or added.) If the full text of the amendment will not fit in the space provided, attach additional numbered pages. (Total number of pages including this form.)

ARTICLE I

The name of this corporation shall be Swordfish Financial, Inc.

This amendment has been approved pursuant to Minnesota Statutes chapter 302A or 317A. I certify that I am authorized to execute this amendment and I further certify that I understand that by signing this amendment, I am subject to the penalties of perry set forth in s ction 609.48 as if I had signed this amendment under oath.

/s/ Randy Moseley
(Sigffature of thorized Perso

Name and telephone number of contact person:	Randy Moseley - CFO	817-296-3877
	Please print legibly	Phone Number

Minnesota Secretary of State - Business Services
Retirement Systems of Minnesota Building
60 Empire Drive, Suite 100
St Paul, MN 55103